Exhibit h(ix)
     SECURITIES LENDING AGREEMENT (“Lending Agreement”), dated as of January 1, 2008, between Diamond Hill Funds, a series of open-end mutual funds each registered under the Investment Company Act of 1940 (“Lender”), having a place of business at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 45202 and JPMorgan Chase Bank, National Association (“Bank”), having a place of business at 270 Park Avenue, New York, New York 10017-2070.
     It is hereby agreed as follows:
Section 1 — Definitions
     Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:
a)	“Account” shall mean the securities account established and maintained by Bank on behalf of Lender pursuant to a separate agreement (“Agreement”), dated as of , between Bank and Lender, which Agreement provides, inter alia, for the safekeeping of Securities received by Bank from time to time on behalf of Lender.

b)	“Affiliate” shall mean an entity controlling, controlled by, or under common control with, Bank.

c)	“Agreement” shall have the meaning assigned in the definition of Account.

d)	“Authorized Investment” shall mean any type of instrument, security, participation or other property in which Cash Collateral may be invested or reinvested, as described in Section 5(e) hereof and Appendix 1 hereto (and as such Appendix may be amended from time to time by written agreement of the parties).

e)	“Authorized Person” shall mean, except to the extent that Bank is advised to the contrary by Proper Instruction, any person who is authorized to give instructions to Bank pursuant to the Agreement and any mandates given to Bank in connection with such Agreement. An Authorized Person shall continue to be so until such time as Bank receives Proper Instructions that any such person is no longer an Authorized Person.

f)	“Borrower” shall mean an entity listed on Appendix 2 hereto other than any entity which Bank shall have been instructed to delete from such list pursuant to Written Instructions and as such Appendix may be amended in accordance with Section 4(b) hereof.

g)	“Business Day” shall have the meaning assigned in the applicable MSLA, including any applicable Addendum or Exhibit thereto and shall, include, as applicable, a New York Business Day and a Foreign Business Day.

h)	“Cash Collateral” shall mean fed funds and such U.S. and non-U.S. currencies as may be pledged by a Borrower in connection with a particular Loan.

i)	“Collateral” shall mean the types of collateral acceptable to Lender as set forth in Appendix 3 hereto, together with Cash Collateral.

j)	“Collateral Account” shall mean, as the case may be, an account maintained by Bank with itself, with any Depository or with any Triparty Institution and designated as a Collateral Account for the purpose of holding any one or more of Collateral, Authorized Investments, and Proceeds in connection with Loans hereunder.

k)	“Collateral Requirement” shall have the meaning assigned in Section 5(c) hereof.

l)	“Depository” shall mean: (i) The Depository Trust Company, and any other securities depository or clearing agency (and each of their respective successors and nominees) registered with the U.S. Securities and Exchange Commission or registered with or regulated by the applicable foreign equivalent thereof or otherwise able to act as a securities depository or clearing agency, (ii) any transnational depository, (iii) the Federal Reserve book-entry system for the receiving and delivering of U.S. Government Securities, and (iv) any other national system for the central handling of that country’s government securities.

m)	“Distributions” shall have the meaning assigned in Section 3(b)(v) hereof.

n)	“Dollars” shall have the meaning assigned in Section 5(c) hereof.

o)	“Event of Default” shall have the meaning assigned in Section 5(f)(i) hereof.

p)	“Letter of Credit”, to the extent acceptable to Lender as Collateral in accordance with Appendix 3 hereto, shall have the meaning assigned thereto in the applicable MSLA and be issued by a bank listed on Appendix 4 hereto (as such list may be amended by Bank from time to time on notice to Lender to add one or more banks), other than a bank deleted from such list pursuant to Written Instruction or by Bank.

q)	“Loan” shall mean a loan of Securities hereunder and under the applicable MSLA.

r)	“Loan Fee” shall mean the amount payable by a Borrower to Bank pursuant to the applicable MSLA in connection with Loans collateralized other than by Cash Collateral.

s)	“Losses” shall have the meaning assigned in Section 7(a)(i) hereof.

t)	“Market Value” shall have the meaning assigned in Section 7(c)(iii) hereof.

u)	“MSLA” shall mean a master securities lending agreement or securities borrowing agreement between Bank and a Borrower, pursuant to which Bank lends securities on behalf of its customers (including Lender) from time to time. A copy of Bank’s standard forms of MSLA, including (as applicable) the international addendum thereto, are annexed (i) as Appendix 5A in the case of Borrowers located in the United States, and (ii) as Appendix 5B in the case of Borrowers located outside the United States. (The location of each Borrower is indicated in Appendix 2.)

v)	“Non-U.S. Securities” shall mean Securities other than “U.S. Securities” as defined below, and shall include Global Depositary Receipts.

w)	“Oral Instructions” shall have the meaning assigned in Section 10 hereof.

x)	“Proceeds” shall mean interest, dividends and other payments and Distributions received by Bank in connection with Authorized Investments.

y)	“Proper Instructions” shall mean Oral Instructions and Written Instructions.

z)	“Rebate” shall mean the amount payable by Bank on behalf of Lender to a Borrower in connection with Loans collateralized by Cash Collateral, which shall be a percentage of the Cash Collateral as agreed by the Borrower and Bank.

aa)	“Return Date” shall have the meaning assigned in Section 7(c)(i) hereof.

bb)	“Securities” shall mean government securities (including U.S. Government Securities), equity securities, bonds, debentures, other corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Agreement.

cc)	“Term Loan” shall have the meaning assigned in Section 5(h) hereof.

dd)	“Triparty Institution” shall mean a financial institution with which Bank shall have previously entered a triparty agreement among itself, such Triparty Institution and a particular Borrower providing, among other things, for the holding of Collateral in a Collateral Account at such Triparty Institution in Bank’s name on behalf of Bank’s lending customers and for the substitution of Collateral; provided, however, that any substituted Collateral shall meet the then standards for acceptable Collateral set by Bank.

ee)	“U.S. Government Securities” shall mean book-entry securities issued by the U.S. Treasury (as defined in Subpart 0 of Treasury Department Circular No. 300 and any successor provisions) and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the U.S. government, including, without limitation, securities commonly known as “Ginnie Maes,” “Sally Maes,” “Fannie Maes” and “Freddie Macs”.

ff)	“U.S. Securities” shall mean Securities issued by an issuer that is organized under the laws of the United States or any State thereof or that are otherwise traded in the United States, and shall include American Depositary Receipts.

gg)	“Written Instructions” shall have the meaning assigned in Section 10 hereof.
Section 2 — Appointment. Authority
     (a) Appointment. Lender hereby appoints Bank as its agent to lend Securities in the Accounts on Lender’s behalf on a fully disclosed basis to Borrowers from time to time in accordance with the terms hereof and on such terms and conditions and at such times as Bank shall determine and Bank may exercise all rights and powers provided under any MSLA as may be incidental thereto, and Bank hereby accepts appointment as such agent and agrees to so act. Bank, in acting as agent for the Lender, shall at all times lend securities in accordance with all applicable laws, including, but not limited to the Investment Company Act of 1940 and United Stated Securities and Exchange Commission rules and regulations.
     (b) Authority; Conflicts of Interest. Lender hereby authorizes and empowers Bank to execute in Lender’s name and on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to Bank. Lender grants Bank the authority set forth herein notwithstanding its awareness that Bank: (1) in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Bank may be lending Securities hereunder, which transactions may give rise to actual or potential conflict of interest situations; (2) may use EquiLend, a securities lending platform in which Bank has an equity interest (and therefore a financial interest in its success), to transact certain Loans with Borrowers that are EquiLend participants (it being understood that EquiLend will neither act as principal in, nor guarantee, any such Loan); (3) may, when making Authorized Investments as agent for Lender, enter into repurchase agreements pursuant to which collateral posted by the repurchase agreement seller is held by Bank, as custodian for such seller, and Bank, in its capacity as custodian for repurchase agreement collateral, earns a fee from the repurchase agreement seller for holding such collateral custodian; and (4) as custodian for the Borrower, may receive a fee for holding Collateral in the form of Securities posted for Loans by such Borrower. Lender acknowledges that such fees are separate from, and in addition to, the fees that Bank earns under this Lending Agreement and Lender hereby consents to the receipt by Bank of such fees from repurchase agreement counterparties and Borrowers that use Bank as custodian for collateral. In connection with the foregoing, Bank shall not be bound to: (i) account to Lender for any fee or other sum received or profit made by Bank for its own account or the account of any other person or (ii) disclose any information or take any other action if the same would or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Bank; provided that, as respects (i) above, Bank shall, upon request, promptly inform Lender of the relevant facts as the same relate to Bank’s fees as securities lending agent hereunder.
Section 3 — Representations and Warranties
     (a) Representations of each party. Each party hereto represents and warrants to the other that: (i) it has the power to execute and deliver this Lending Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Lending Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Lending Agreement shall at all times comply with all applicable laws and regulations.
     (b) Representations of Lender. Lender represents and warrants to Bank that: (i) this Lending Agreement is, and each Loan shall be, legally and validly entered into, and does not and shall not violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender’s charter or by-laws, or any agreement binding on Lender or affecting its property; (ii) the person executing this Lending Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so; (iii) it is lending Securities as principal and shall not transfer, assign or encumber its interest in, or rights with respect to, any Securities available for Loan hereunder; (iv) it is the beneficial owner of all Securities or otherwise has the right to lend Securities; and (v) it is entitled to receive all interest, dividends and other distributions (including, but not limited to, payments made by the depositary in connection with American Depositary Receipts and Global Depositary Receipts) (“Distributions”) made by the issuer with respect thereto. Lender shall promptly identify to Bank by notice, which notice may be oral, any Securities that are no longer subject to the representations contained in (b).
     (c) Representations of Lender in respect of the MSLAs. Lender further represents and warrants to Bank that the representations and warranties to be given by Bank on Lender’s behalf as set out in the MSLAs are true and will continue to be true at all times until termination of Bank’s authority to act as Lender’s agent as provided in this Lending Agreement.
Section 4 — Borrowers
     (a) MSLA. Lender hereby acknowledges receipt of the forms of MSLA and authorizes Bank to lend Securities in the Account to Borrowers thereunder pursuant to an agreement substantially in the form thereof; it being understood and agreed, however, that Bank may modify the MSLA without Lender’s consent to comply with law or regulation.
     (b) Borrowers. Securities may be lent to any Borrower listed in Appendix 2, as such Appendix may be updated from time to time to add new Borrowers and to delete entities that have ceased to be potential Borrowers. Bank shall provide Lender with notice of each addition of a Borrower to such list. If Lender notifies Bank in writing within five Business Days from the date of any such notice that it objects to a potential Borrower, no Loans of Securities shall be made to such potential Borrower. If Lender does not so object within such five Business Day period, each potential Borrower notified to Lender by Bank shall be deemed acceptable to Lender.
Section 5 — Loans
     (a) Securities to be lent. Lending opportunities. Loan initiation. All Securities of Lender held by Bank that are issued, settled or traded in the markets that have been approved by Bank from time to time for purposes of Bank’s discretionary securities lending program shall be subject to the terms hereof. Bank shall seek to assure that Lender receives a fair allocation of lending opportunities vis-à-vis other lenders, taking into account the demand for and availability of Securities, types of Collateral, eligibility of Borrowers, limitations on investments of Cash Collateral, tax treatment, and similar commercial factors. From time to time, Bank may lend to Borrowers Securities held in the Account (except Securities that Lender has notified to Bank are unavailable or Securities that are no longer subject to the representations set forth in Section 3) and shall deliver such Securities against receipt of Collateral in accordance with the applicable MSLA. Bank shall have the right to decline to make any Loans to any Borrower and to discontinue lending to any Borrower in its sole discretion and without notice to Lender.
     (b) Receipt of Collateral. Collateral substitution. For each Loan, Bank shall receive and hold Letters of Credit received as Collateral and Bank or a Triparty Institution shall receive and hold all other Collateral required by the applicable MSLA in a Collateral Account, and Bank is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all Cash Collateral. A given Loan may be collateralized by more than one type of Collateral. Bank shall credit, or where applicable shall have a Triparty Institution credit, all Collateral, Authorized Investments and Proceeds to a Collateral Account and Bank shall mark its books and records to identify Lender’s interest therein, it being understood, however, that all monies credited to a Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities on whose behalf Bank may act. Bank may, in its sole discretion, liquidate any Authorized Investment and credit the net proceeds to a Collateral Account. Bank shall accept substitutions of Collateral in accordance with the applicable MSLA, and shall credit, or where applicable shall have a Triparty Institution credit, all such substitutions to a Collateral Account.
     (c) Mark to market procedures. (i) Bank shall require initial Collateral for a Loan in an amount determined by applying the then applicable “Collateral Requirement” (as defined below) to the Market Value of the Security that is the subject of the Loan together with, in the case of fixed income Securities, any accrued but unpaid interest thereon. The “Collateral Requirement” with respect to a given Security shall be an amount equal to the then applicable percentage (currently 102% where Securities and the Collateral therefor are denominated in the same currency, and 105% for all other Securities) of the Market Value of the Security which is the subject of a Loan as determined as of the close of trading on the preceding Business Day.
     (ii)(A) With respect to each Loan of Securities denominated in U.S. dollars (“Dollars”) or where the Securities on Loan and the Collateral therefor are denominated in the same currency if, and only if, the Market Value of the Collateral held by Bank on behalf of Lender for such Loan on any Business Day is less than the Market Value of the Securities which are the subject of such Loan (together with accrued but unpaid interest in the case of fixed income Securities), Bank shall demand on behalf of Lender that the Borrower, deliver additional Collateral in accordance with the applicable MSLA. Such additional Collateral demanded, together with the Collateral then held by Bank on behalf of Lender for such Loan, shall be not less than the applicable Collateral Requirement. (B)With respect to all other Loans of Securities (i.e., where the Security on Loan and the Collateral are in different currencies), where the Market Value of the Collateral held by Bank on behalf of Lender for such Loan on any Business Day is less than the Collateral Requirement for such Loan given the then Market Value of the Securities which are the subject of such Loan (together with accrued but unpaid interest in the case of fixed income Securities), Bank shall demand on behalf of Lender that the Borrower deliver additional Collateral in accordance with the applicable MSLA. Such additional Collateral demanded, together with the Collateral then held by Bank on behalf of Lender for such Loan, shall be not less than the applicable Collateral Requirement. In respect of these Sections 5(c)(ii)(A) and (B), additional Collateral shall not be demanded to the extent that a Collateral shortfall is on account of a diminution in the Market Value of Authorized Investments.
     (iii) Where market convention does not permit marking to at least the amounts indicated above, the foregoing procedures shall to that extent not apply and marking shall be in accordance with such convention. As of the date hereof, the only conventions requiring such a deviation are that: (x) with respect to Securities such as U.S. Treasury strips and bills, where the market functions so as to not allow for the sale of such Securities at greater than par, the Collateral Requirement shall equal the lesser of 100% of the par value of the Security or 102% of its Market Value; and (y) the Collateral Requirement for Loans of Japanese Government Securities made against Yen-denominated Collateral is 100%. Bank shall advise Lender of any other such deviations. The Market Value of certain Securities (including, without limitation, U.S. Government Securities), whether on Loan or received as Collateral, may be determined on a same day basis by reference to recognized pricing services.

     (iv) Bank may from time to time establish de minimis guidelines with respect to Collateral pursuant to which a mark would not be made even where otherwise required hereunder.
     (d) Changes in procedures applicable to Collateral. The Collateral procedures set forth in Sections 5(b)-(c) above reflect Bank’s current practice and may be changed by Bank from time to time based on general market conditions (including volatility of Securities on Loan and of securities Collateral), the Market Value of Securities on Loan to a given Borrower, and in accordance with general market practice and regulatory requirements. Bank shall notify Lender of material revisions to the foregoing procedures.
     (e) Investment of Cash Collateral. (i) Bank is hereby authorized to invest and reinvest Cash Collateral in accordance with the investment guidelines annexed hereto as Appendix 1. (ii) Earnings from Authorized Investments shall not be invested on behalf of Lender pending distribution thereof (e.g., as Rebates to Borrowers and as lending income pursuant to Section 8 hereof) and, therefore, no income shall be paid thereon to Lender. Bank anticipates earning interest on such earnings pending such distribution in an amount approximately equal to the fed funds rate in effect from time to time. (iii) Authorized Investments are made for the account of, and at the sole risk of, Lender. In that connection, Lender shall pay to Bank on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a Borrower pursuant to the applicable MSLA. Bank is authorized to select brokers and dealers for the execution of trades in connection with the investment and reinvestment of Cash Collateral, which broker or dealer may be an Affiliate of Bank provided that a competitive execution price is obtained.
     (f) Distributions and Voting Rights.
     (i) Bank shall credit the Account on payable date with the amount of all cash Distributions (but for purposes of this Section 5(f) and of Section 7(b) hereof, the term “cash Distributions” shall not include any principal payment, whether paid upon the maturity of any debt Security or prior to its maturity) with respect to Securities on Loan over their record date that Lender would have received under the Agreement had such Securities not been on Loan over record date; provided, that with respect to Non-U.S. Securities, Bank’s obligation to credit the Account shall extend only to record dates (and Distributions made during the period of the relevant Loan) up to and including the date of any “Event of Default” (as defined in the applicable MSLA). To the extent that cash Distributions are not delivered to Bank by Borrower and Bank has so credited the Account with such Distributions, Bank shall be subrogated to Lender’s rights against Borrower as provided in Section 7(d). In connection with the foregoing, Lender shall promptly return any amount so credited upon oral or written notification from Bank that: (a) such amount has not been paid by the issuer of the Securities or the paying agent therefor (as applicable) in the ordinary course of business or (b) such amount was incorrectly credited. If Lender does not promptly return any amount upon such notification, Bank shall be entitled, upon oral or written notification to Lender, to reverse such credit by debiting the Account for the amount previously credited.
     (ii) (A) Any non-cash Distribution which is in the nature of a stock split or a stock dividend shall be added to the existing Loan to which such dividend relates as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof and the applicable MSLA. (B) Any non-cash Distribution which is in the nature of warrants or rights to purchase shares made with respect to any Securities on Loan shall be deemed to be a new Loan made by Lender to Borrower (and shall be considered to constitute Securities on Loan) as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof; provided that Lender may, by giving Bank ten (10) Business Days’ notice prior to the date of such non-cash Distribution (or such different amount of time as Bank may from time to time require on advice to Lender), direct Bank to request that the Borrower deliver such non-cash Distribution to Bank pursuant to the applicable MSLA, in which case Bank shall credit such non-cash Distribution to the Account. (C) If, despite (A) and (B) Lender requests that Bank instruct the Borrower to deliver a non-cash Distribution on its payable date, and Borrower fails so to deliver the non-cash Distribution, the indemnity provisions and corresponding subrogation rights set forth in Section 7 shall apply.
     (iii) During the term of any Loan, Bank shall permit the Securities on Loan to be transferred into the name of and be voted by the Borrower or others. Lender shall not be entitled to participate in any dividend reinvestment program or to vote proxies with respect to Securities that are eligible for Loan (whether or not actually on Loan) as of the applicable record date for such Securities.
     (g) Advances, overdrafts and indebtedness. Security Interest. Bank may, in its sole discretion, advance funds on behalf of Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled pursuant to the applicable MSLA. Lender shall repay Bank on demand the amount of any advance or any other amount owed by Lender hereunder. Any such advance shall bear interest at the rate customarily charged by Bank for such advances at the time such advance is made. In order to secure repayment of any advance or other indebtedness of Lender to Bank arising hereunder, Bank shall have a continuing lien and security interest in and to all assets now or hereafter held in the Account and any Collateral Account (to which Lender is entitled hereunder) and any other property at any time held by it for the benefit of Lender or in which Lender may have an interest which is then in Bank’s possession or control or in the possession or control of any third party acting on Bank’s behalf. In this regard, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.
     (h) Termination of a Loan. (i) Loans shall generally be terminable on demand. With the prior approval of Lender, however, Loans may be made on the basis of a reasonably anticipated termination date (“Term Loan”) and without providing for the right of substitution of equivalent securities. Termination of a Term Loan prior to its anticipated termination date by either Lender or Borrower may result in the terminating party having to pay the non-terminating party damages based on the cost of obtaining a replacement loan. (ii) Bank shall terminate any Loan of Securities to a Borrower as soon as practicable after: (A) receipt by Bank of a notice of termination of the respective MSLA; (B) receipt by Bank of Written Instructions directing it to terminate a Loan; (C) receipt by Bank of Written Instructions instructing it to delete from Appendix 2 the Borrower to which such Loan was made; (D) receipt by Bank of Written Instructions advising that the Security subject to a Loan is no longer subject to the representations contained in Section 3 hereof; (E) receipt by Bank of notice advising that an Event of Default has occurred and is continuing beyond any applicable grace period; (F) Bank elects, in its sole discretion, to terminate a Loan other than a Term Loan; or (G) termination hereof.
     (i) Sale of a Security on Loan. Lender shall advise Bank of the sale of Securities on Loan no later than the sale date. Bank shall not be liable for any failures occurring on a settlement date for sale of Securities if timely notice is not given by Lender as provided in the preceding sentence, and shall not be liable in any event (except as provided in Section 7) for failure of a Borrower to return Securities on Loan in a timely fashion.

     (j) Recordkeeping and Reports. Bank shall establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Bank shall provide Lender with a monthly statement describing the Loans made during the preceding month, the investments made with Cash Collateral, and the income derived from Loans, during the period covered by such statement. (In connection with the foregoing, Securities constituting Authorized Investments shall be valued based on their amortized cost.) A party shall comply with reasonable requests of the other party for information necessary to the requester’s performance of its duties hereunder.
Section 6 — Default by Borrower
     (i) Bank may assume (unless it has actual knowledge to the contrary) that any representations made by a Borrower in connection with any Loan are true, that no event which is or may become an Event of Default has occurred and that a Borrower has complied with its obligations under the applicable MSLA. Subject to Sections 5(f)(i)-(ii) and 7(b)-(c) hereof, Bank shall have no responsibility for any breach of any obligation by any Borrower under or in connection with any MSLA or Loan. Bank shall have no responsibility for the accuracy or completeness of any information supplied by any Borrower. Bank shall not be liable as a result of taking or omitting to take any action, provided that Bank shall have carried out its responsibilities hereunder in good faith. (ii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons other than relating to the solvency of the Borrower, Bank shall take whatever action it deems appropriate in accordance with general market practice and Bank’s reasonable judgment, including, but not necessarily limited to, claiming compensation from such Borrower on behalf of Lender in the event a trade executed by Lender fails on account of such Borrower’s failure timely to have returned Securities on Loan or, where Bank deems it necessary, such other action as may be permitted by the applicable MSLA. (iii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons relating to the solvency of the Borrower, Bank shall then, in addition to taking whatever action may be required by Section 7(c) hereof, take such action as its deems appropriate in accordance with Bank’s reasonable judgment under the applicable MSLA.
Section 7 — Liabilities. Indemnification
     (a) Liabilities. (i) Except as provided in Sections 5(f)(i)-(ii) and 7(b)-(c) hereof, Bank shall not be liable for any costs, expenses, damages, losses, liabilities or claims (including attorneys’ and accountants’ fees) (collectively “Losses”) incurred by Lender, except those Losses arising out of the negligence, bad faith or willful misconduct of Bank. Bank shall have no obligation hereunder for Losses which are sustained or incurred by Lender by reason of any action or inaction by any pricing service, any Depository or a Triparty Institution or their respective assigns, successors or nominees. In no event shall Bank be liable for indirect or consequential Losses (including, but not limited to, lost profits and loss of business), arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action.
     (ii) Except for any costs or expenses incurred by Bank in performing its obligations pursuant to Sections 5(f)(i)-(ii) and 7(b)-(c) hereof and ordinary operating expenses incurred by Bank in providing services hereunder, Lender shall indemnify Bank and hold it harmless from and against any and all Losses which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating hereunder or enforcing Lender’s rights under the applicable MSLA, other than those Losses arising out of the negligence, bad faith or willful misconduct of Bank. Lender shall indemnify Bank against, and hold it harmless from, any Losses that may be imposed on, incurred by, or asserted against Bank as a result of any action or omission taken in good faith in accordance with any Proper Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement. The foregoing indemnities shall be a continuing obligation of Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Lending Agreement. Bank may charge any amounts to which it is entitled hereunder against the Account, and Lender shall be entitled to an accounting of all amounts so charged. Actions taken or omitted in reliance upon Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank, in good faith, to be genuine or bearing the signature of a person or persons believed, in good faith, to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.
     (iii) Bank shall be entitled to rely on, and may act upon, the advice of reputable professional advisers in relation to matters of law, regulation or market practice (which may be professional advisers of Lender) and that relate to the provision of securities lending services, and shall not be liable to Lender for any action taken or omitted pursuant to such advice.
     (iv) Bank shall have no liability for Losses that Lender may suffer or incur, caused by an act of God, fire, flood, civil disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, inability to access collateral held at a Triparty Institution or Depository or any cause beyond the reasonable control of Bank.
     (b) Indemnification of Lender in respect of Distributions. If the Borrower in respect of any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to deliver any non-cash Distributions with respect to Securities on Loan as and when requested to do so by Bank as provided in Section 5(f)(ii)(C) hereof, Bank shall with respect to: (x) U.S. Securities at its option, credit such non-cash Distribution or an amount equivalent thereto to the Account on the date it is due, and (y) Non-U.S. Securities, for any non-cash Distributions made during the period of the relevant Loan (up to and including the date of any Event of Default) or for any non-cash Distributions for which the record date occurs on or before the date of any Event of Default, Bank shall, at its option, either (i) purchase for the Account replacement securities (of an equal amount of the same issue, class, type or series as the Distribution) on the principal market in which such securities are traded or (ii) credit the Account with the Market Value in Dollars of such Distributions on the due date as determined by Bank in good faith. The foregoing shall, subject to Sections 7(c)(iii) and 7(d) hereof, be at Bank’s expense.
     (c) Indemnification of Lender in respect of Securities.
     (i) U.S. Securities. If the Borrower in respect of any Loan of U.S. Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan to Bank for the Account when due thereunder, which is the date an Event of Default shall have occurred under the applicable MSLA (the “Return Date”), then Bank shall, at its expense, but subject to Sections 7(c)(iii), 7(d) and 11 hereof, deposit replacement Securities of the same issue, type, class and series to the Account, as soon as practicable. If Bank is unable to obtain replacement Securities, Bank shall, at its expense, but subject to Sections 7(c)(iii), 7(d) and 11 hereof, credit the Account in Dollars with the Market Value of such Securities on Loan on the credit date.
     (ii) Non-U.S. Securities. If the Borrower in respect of any Loan of Non-U.S. Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any such Securities on Loan to Bank for the Account on the Return Date, Bank shall, at Bank’s sole election and at its expense, but subject to Sections 7(c)(iii), 7(d) and 11 hereof and to Bank not being responsible to compensate Lender for any increase in the Market Value of such Non-U.S. Securities after the Return Date, as soon as practicable, either (x) deposit replacement Securities of the same issue, type, class and series to the Account as the Securities on Loan up to the Market Value of such Securities determined as of the Return Date or (y) credit the Account, in Dollars, with the Market Value of the Securities on Loan determined as of the Return Date.
     (iii) Market Value; Loss in Value of Cash Collateral Investments and Letters of Credit. In connection with Sections 7(b) and 7(c)(i)-(ii) above, “Market Value” shall: (y) be determined by Bank in accordance with the applicable MSLA, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and Proceeds) are denominated in a currency other than Dollars; and (z) in the case of fixed income Securities, include any accrued but unpaid interest thereon. If the Market Value of Authorized Investments on a credit date or a Return Date is less than that which is required to purchase replacement securities (and non-cash Distributions) or to credit the Account with the Market Value in Dollars of the Securities on Loan (and non-cash Distributions) as a result of a decrease in the Market Value of such Authorized Investments, Bank shall not be responsible for that decrease and shall deposit replacement securities or credit the Account, with the Market Value of such Securities on Loan only to an amount net of the decrease in Market Value of Authorized Investments. With respect to and to the extent that a Loan is made against Letter of Credit Collateral, in the event of a default by both the issuer of the Letter of Credit and the Borrower, Bank shall not be responsible for any resulting decrease in the Market Value of such Letter of Credit Collateral or have any obligation to either contribute to or otherwise provide for any resulting Collateral deficiency.
     (d) Subrogation. If Bank makes a payment or a purchase pursuant to Sections 5(f), 7(b) or 7(c) Bank shall, to the extent of such payment or purchase, be subrogated to, and Lender shall assign and be deemed to have assigned to Bank, all of its rights in, to and against the Borrower (and any guarantor thereof) in respect of such Loan, any Collateral pledged by the Borrower in respect of such Loan (including any Letters of Credit and the issuers thereof), and all proceeds of such Collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which Bank is subrogated as provided herein, Lender shall promptly remit or pay to Bank the same (or its Dollar equivalent).
Section 8 — Bank Compensation
     (i) In connection with each Loan hereunder, Lender hereby authorizes Bank to retain a fee equal to: (A) 20% of earnings (less any Rebate paid by Bank to a Borrower) derived from Authorized Investments in connection with Loans of U.S. Securities collateralized by cash; (B) 20% of earnings (less any Rebate paid by Bank to a Borrower) derived from Authorized Investments in connection with Loans of Non-U.S. Securities collateralized by cash; (C) 20% of any Loan Fee paid or payable by the Borrower in connection with Loans of U.S. Securities not collateralized by cash; and (D) 20% of any Loan Fee paid or payable by the Borrower in connection with Loans of Non-U.S. Securities not collateralized by cash. (ii) The fee payable to Bank for services performed pursuant to Section 5(e)

hereof shall be equal to 20% of the amount of the Cash Collateral used to make outstanding Authorized Investments. Fees shall be accrued or charged daily, as appropriate, and shall be payable monthly in arrears. (iii) Bank may retain its share of earnings and Loan Fees under Section 8(i) and its fee under 8(ii) hereof and shall credit Lender monthly with Lender’s share of earnings and Loan Fees under Section 8(i). Bank may charge reasonable expenses incurred by Bank hereunder and any other amounts owed by Lender hereunder against the Account and/or a Collateral Account. (iv) Lender directs a sufficient share of its earnings and Loan Fees under this Agreement be paid as credits, and not as cash, to offset against costs and other charges incurred by Lender with the Custodian. In the event that Lender’s share of its earnings and Loan Fees exceeds the costs and other charges incurred by Lender with the Custodian, then Lender directs the remaining portion of its share of its earnings and Loan Fees be paid, as cash, to Lender.
Section 9 — Taxes
     (a) Tax Filings. Lender shall be responsible for all filings, tax returns and reports on any Loans undertaken by Bank on Lender’s behalf which are to be made to any authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities or any Collateral, and insofar as Bank is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf, Bank may do so out of any monies or assets held by it pursuant to the terms of the Agreement or hereunder.
     (b) Tax Treatment. Lender acknowledges that: (i) the tax treatment of the payments made by a Borrower to Lender in lieu of Distributions (including, by way of illustration and not of limitation, with respect to any dividends received deduction and amounts paid by the depositary on American Depositary Receipts and Global Depositary Receipts) may differ from the tax treatment of the Distribution to which such payments relate; and (ii) it has made its own determination as to the tax treatment of any Loan made pursuant hereto, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it hereunder.
Section 10 — Instructions
     (a)(i) Written Instructions. “Written Instructions” shall mean written communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method reasonably acceptable to Bank and whereby Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or which communications are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify. (ii) Oral Instructions. “Oral Instructions” shall mean oral communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person. Oral Instructions shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Lender shall hold Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the Oral Instructions received, or Bank’s failure to produce such confirmation at any subsequent time. Lender shall be responsible for safeguarding any testkeys, identification codes or other security devices which Bank may make available to Lender or its Authorized Persons.

     (b) Continuing effect of Proper Instructions. Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or superseded.
Section 11 — Pricing Services
     Bank may use any pricing service referred to in an applicable MSLA and any other recognized pricing service (including itself and any of its Affiliates) in order to perform its valuation responsibilities with respect to Securities, Collateral and Authorized Investments.
Section 12 — Termination
     This Lending Agreement may be terminated at any time by either party upon delivery to the other party of notice specifying the date of such termination, which shall be not less than 30 days after the date of receipt of such notice. Notwithstanding any such notice, this Lending Agreement shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable.
Section 13 — Miscellaneous
     (a) Legal proceedings. Bank may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and liabilities which it shall or may expend or incur in relation thereto.
     (b) Integration. Lending Agreement to Govern. Assignment. This Lending Agreement and the Agreement contain the complete agreement of the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties. In the event of any conflict between this Lending Agreement and the Agreement, this Lending Agreement shall govern. This Lending Agreement shall be binding on each of the parties’ successors and assigns, but neither party shall assign its rights and obligations under this Lending Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.
     (c) Notices. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by telecopier, overnight express mail, first-class postage prepaid, delivered personally or by receipted courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addressed as follows (or to such other address as a party may from time to time designate on notice duly given in accordance with this Section): notices to Bank shall be addressed to it at 4 New York Plaza, New York, New York, 10004, Attention: Global Securities Lending; notices to be given to Lender shall be addressed to it at its offices at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 45202, Attention: Gary R. Young.
     (d) Amendments. Waiver. This Lending Agreement may be modified only by a written amendment signed by both parties, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.
     (e) Governing Law. Consent to Jurisdiction. Waiver of Jury Trial. Waiver of Immunity. THIS LENDING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, without regard to the conflict of laws principles thereof, except that the foregoing shall not reduce any statutory right to choose New York law or forum. Bank and Lender each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and Lender hereby waives any claim of forum non conveniens to the extent that it may lawfully do so. Bank and Lender hereby voluntarily, irrevocably, and unconditionally waive any right to have a jury participate in resolving any dispute, whether arising in contract, tort, or otherwise, between them arising in connection with, related to, or incidental to the relationship established between Bank and Lender in connection with this Lending Agreement, or any other agreement or document executed or delivered in connection herewith or the transactions related hereto. To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably shall not claim, and it hereby waives, such immunity.
     (f) Counterparts. Headings. This Lending Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the Sections hereof are included for convenience of reference only and do not form part of this Lending Agreement.
     (g) Severability. Any provisions hereof which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (h) Identity of Adviser. If Lender is a registered investment company, the name of the investment adviser (and subadvisers, if any), to Lender is Diamond Hill Capital Management, Inc. Lender shall promptly notify Bank of any change in the identity of any of the foregoing.
     IN WITNESS WHEREOF, the parties have executed this Lending Agreement as of the date first above-written.

DIAMOND HILL FUNDS	JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

By:	By:
Name:	Name:
Title:	Title:

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